Exhibit 23.1

CONSENT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RealD Inc. 2004 Amended and Restated Stock Incentive Plan and the RealD Inc. 2010 Stock Incentive Plan, of our report dated May 26, 2010 (except for the stock split paragraph of Note 1 and the subsequent events paragraphs for reincorporation, noncontrolling interest and credit agreement of Note 14, as to which the date is June 28, 2010) with respect to the consolidated financial statements of RealD Inc. included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-165988) and the related Prospectus of RealD Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 3, 2010